SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14a INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. N/A )

Filed by the Registrant  |X|

Filed by a Party other than the Registrant

Check the appropriate box:

    Preliminary Proxy Statement          Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
|X| Definitive Proxy Statement

    Definitive Additional Materials

    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Computer Petroleum Corporation
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

       |_|    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
              14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

       |_| $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

       |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1)    Title of each class of securities to which transaction applies:
              Common Stock

       (2)    Aggregate number of securities to which transaction applies:
              3,082,035

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $3.8935 Transaction price is fixed at $12,000,000.00. See (4) below.

       (4)    Proposed maximum aggregate value of transaction: $12,000,000.00

       (5)    Total fee paid: $2,400.00

       |X|    Fee paid previously with preliminary materials.

       |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)      Amount Previously Paid:
       (2)      Form, Schedule or Registration Statement No.:
       (3)      Filing Party:
       (4)      Date Filed:



                         COMPUTER PETROLEUM CORPORATION
                               WORLD TRADE CENTER
                          30 EAST 7TH STREET, SUITE 510
                            ST. PAUL, MINNESOTA 55101

                        --------------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         -------------------------------

To The Stockholders of
COMPUTER PETROLEUM CORPORATION:

         A special meeting of the stockholders of Computer Petroleum Corporation will be held at the corporate offices of Computer Petroleum Corporation (the "Company") at World Trade Center, 30 East Seventh Street, Suite 510, St. Paul, Minnesota 55101, on Friday, August 23, 1996, at 9:00 a.m., for the following purposes:

         1. To consider and vote upon approval of an Agreement and Plan of Merger, dated June 21, 1996, among the Company, United Communications Group Limited Partnership, a Maryland limited partnership ("UCG") and UCG Acquisition Corp., a Maryland corporation and a wholly- owned subsidiary of UCG, providing for the merger of the Company with and into UCG Acquisition Corp., pursuant to which each outstanding share of the Company's common stock (other than shares as to which the holders have exercised their dissenter's rights under Minnesota law) will be converted into the right to receive approximately $3.89 in cash without interest, all as more fully described in the accompanying Proxy Statement and the Agreement and Plan of Merger, a copy of which is attached as
Exhibit I to the Proxy Statement.

         2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE AGREEMENT AND PLAN OF MERGER IS IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.

         Only stockholders of record at the close of business on July 8, 1996 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

         Pursuant to Minnesota law, each shareholder has the right to exercise dissenter's rights. An explanation of dissenters' rights is included in the Proxy Statement, together with a copy of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, as amended.

         YOUR VOTE IS IMPORTANT. SINCE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE COMPANY'S OUTSTANDING SHARES OF COMMON STOCK, A FAILURE TO VOTE, IN PERSON OR BY PROXY, WILL HAVE THE SAME EFFECT AS A NEGATIVE VOTE. PLEASE PROMPTLY COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU DO ATTEND THE MEETING. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                   BY ORDER OF THE BOARD OF DIRECTORS
                                    /s/ Charles G. Schiefelbein
                                   Charles G. Schiefelbein
                                   Chairman of the Board
St. Paul, Minnesota
July 25, 1996




                         COMPUTER PETROLEUM CORPORATION
                               WORLD TRADE CENTER
                        30 EAST SEVENTH STREET, SUITE 510
                            ST. PAUL, MINNESOTA 55101


                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 23, 1996


         This Proxy Statement is being furnished to the stockholders of Computer Petroleum Corporation, a Minnesota corporation (the "Company"), in connection with the solicitation on behalf of the Company's Board of Directors of proxies to be voted at a Special Meeting of Stockholders to be held at the Company's offices at World Trade Center, 30 East Seventh Street, Suite 510, St. Paul, Minnesota 55101, on Friday, August 23, 1996, at 9:00 a.m., and any adjournment thereof (the "Special Meeting"). This Proxy Statement, the Notice and the accompanying proxy card and related materials are first being mailed to the Company's stockholders on or about July 25, 1996.

         At the Special Meeting, stockholders will be asked to consider and vote upon the approval of an Agreement and Plan of Merger, dated June 21, 1996 (the "Merger Agreement"), among the Company, United Communications Group Limited Partnership, a Maryland limited partnership ("UCG") and UCG Acquisition Corp., a Maryland corporation and a wholly-owned subsidiary of UCG ("UCG Acquisition"). A copy of the Merger Agreement is attached as Exhibit I to this Proxy Statement. Under the terms of the Merger Agreement, (i) the Company will be merged with and into UCG Acquisition Corp. (the "Merger"), and (ii) each outstanding share of the Company's Common Stock, $.01 par value ("Common Stock"), other than shares as to which the holders have exercised their dissenter's rights in accordance with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, as amended, will be converted into the right to receive approximately $3.89 in cash, without interest. If the Merger is not consummated for any reason, the Board of Directors expects to continue the business of the Company as described under "BUSINESS OF THE COMPANY."

         Pursuant to Minnesota law, each shareholder has the right to exercise dissenter's rights. In order for a shareholder to exercise dissenter's rights, the shareholder must not vote for the proposal to approve the Merger and must comply with the applicable requirements of Minnesota law. An explanation of dissenter's rights is included in this Proxy Statement, and a copy of Sections 302A.471 and 302A.473 of the Minnesota Business Corporations Act, is included as III to this Proxy Statement.

         Copies of the Company's Annual Report to Stockholders for the year ended January 31, 1996 and its Quarterly Report on Form 10-QSB for the quarter ended April 30, 1996, are being furnished herewith to all stockholders.


                                 PROXY STATEMENT
                                TABLE OF CONTENTS

                                                                            Page

SUMMARY OF PROXY STATEMENT....................................................1

GENERAL INFORMATION...........................................................4

THE MERGER....................................................................5
  Background of the Merger....................................................5
  Recommendation of the Board of Directors....................................6
  Opinion of Investment Banker................................................7
  Agreement and Plan of Merger................................................9
  Interests of Certain Persons in the Merger.................................12
  Financing of the Merger....................................................13
  Federal Income Tax Consequences............................................13
  Rights of Dissenting Stockholders..........................................14

BUSINESS OF UNITED COMMUNICATIONS GROUP LIMITED PARTNERSHIP..................16

BUSINESS OF THE COMPANY......................................................17

MARKET PRICES OF COMMON STOCK................................................17

SELECTED FINANCIAL DATA......................................................18

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT...............................................................19

INDEPENDENT PUBLIC ACCOUNTANTS...............................................20

OTHER MATTERS................................................................20

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING................................20

DOCUMENTS INCORPORATED BY REFERENCE..........................................21

EXHIBITS:

    I.   Agreement and Plan of Merger, excluding Exhibits and Schedules

   II.   Opinion of Greene Holcomb & Lannin LLC

 III.    Sections 302A.471 and 302A.473 of the Minnesota Business Corporation
         Act



                           SUMMARY OF PROXY STATEMENT


         THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT AND THE EXHIBITS ATTACHED HERETO. STOCKHOLDERS ARE URGED TO READ THE ENTIRE PROXY STATEMENT, INCLUDING THE EXHIBITS AND THE OTHER DOCUMENTS ACCOMPANYING THE PROXY STATEMENT.

THE SPECIAL MEETING

The Special Meeting of the Stockholders (the "Special Meeting") of Computer Petroleum Corporation, a Minnesota corporation (the "Company"), will be held at the Company's offices at World Trade Center, 30 East Seventh Street, Suite 510, St. Paul, Minnesota 55101, on Friday, August 23, 1996, at 9:00 a.m. At the Special Meeting, stockholders will be asked (i) to consider and vote upon approval of an Agreement and Plan of Merger, dated June 21, 1996 (the "Merger Agreement"), among the Company, United Communications Group Limited Partnership, a Maryland limited partnership ("UCG") and UCG Acquisition Corp., a Maryland corporation and a wholly-owned subsidiary of UCG ("UCG Acquisition"), and (ii) to transact such other business as may properly come before the Special Meeting, or any adjournment thereof. The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote is required for approval of the Merger Agreement. See "GENERAL INFORMATION."

THE MERGER

 Under the terms of the Merger Agreement, the Company will be merged with and into UCG Acquisition Corp. (the "Merger"), and each outstanding share of Common Stock of the Company (other than shares as to which the holders shall have exercised their dissenter's rights under Minnesota law) will be converted into the right to receive approximately $3.89 in cash, without interest. Thereafter, the separate existence of the Company will cease. A copy of the Merger Agreement is attached as Exhibit I to this Proxy Statement. See "THE MERGER - Agreement and Plan of Merger."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY

The Board of Directors of the Company believes that the Merger is in the best interests of, and is fair to, the Company's stockholders. The Board has unanimously approved the Merger Agreement and unanimously recommends the approval of the Merger Agreement by the stockholders of the Company. See "THE MERGER - Recommendation of the Board of Directors."

OPINION OF INVESTMENT BANKER

Greene Holcomb & Lannin LLC, an investment banking firm, has delivered a written opinion to the Board of Directors of the Company, based upon the review and analysis described therein and subject to the assumptions set forth therein, to the effect that the consideration to be received by the stockholders as a result of the Merger is fair from a financial point of view. Stockholders are urged to read the opinion, which is set forth as Exhibit II to this Proxy Statement. See "THE MERGER - Opinion of Investment Banker."

EFFECTIVE TIME OF THE MERGER

         The Merger shall become effective at such time as the Certificate of Merger is duly filed with both the Secretary of State of the State of Minnesota and the Secretary of State of the State of Maryland, or such later date set forth in the Certificate of Merger (the "Effective Time"). See "THE MERGER - Agreement and Plan of Merger."

CONDITIONS TO CONSUMMATION OF THE MERGER; TERMINATION; CERTAIN COVENANTS

         Under the Merger Agreement, the respective obligations of the Company and UCG to consummate the Merger are subject to satisfaction, at or before the Effective Time, of certain conditions, including approval by the Company's stockholders. The Merger Agreement may also be terminated for a number of reasons, including the failure by the parties to complete the Merger by August 31, 1996. Pending completion of the Merger, the Company has agreed to conduct its business in the ordinary course and to provide reasonable access to its properties, books and records to representatives of UCG. See "THE MERGER - Agreement and Plan of Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         The Company's directors and executive officers beneficially own, in the aggregate, 863,940 shares (29.7 percent) of the Company's outstanding Common Stock and will receive an aggregate of approximately $3,360,727 in the Merger for such shares. Executive officers and other employees may enter into new employment agreements with UCG Acquisition. The Company understands that the assets of the Payne & Associates division of the Company are being sold by UCG to a third party upon the Closing of the Merger, and that the Company's Chief Executive Officer and Chief Financial Officer have entered into employment agreements with this third party. See "THE MERGER - Interests of Certain Persons in the Merger."

FINANCING OF THE MERGER

         The total funds required for the financing of the Merger will be $12,000,000 plus transaction costs. UCG intends to finance the Merger either with existing funds or with borrowed funds See "THE MERGER - Financing of the Merger."

FEDERAL INCOME TAX CONSEQUENCES

         If the Merger is consummated, the receipt by stockholders of approximately $3.89 per share in cash as a result of the Merger will be a taxable transaction for federal income tax purposes, and each stockholder will recognize gain or loss equal to the difference between such stockholder's basis in the Common Stock of the Company surrendered and the amount of cash received. Each stockholder is urged to consult a tax advisor with respect to the tax consequences of the Merger. See "THE MERGER - Federal Income Tax Consequences."

RIGHTS OF DISSENTING STOCKHOLDERS

         Stockholders of the Company who do not wish to accept the approximately $3.89 per share in cash to be paid under the terms of the Merger Agreement may dissent from the Merger and elect to have a judicial determination of the fair value of their shares of Common Stock at the Effective Time of the Merger (exclusive of any element of value arising from the accomplishment or expectation of the Merger) by complying with the requirements of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, as amended, the full text of which is attached as Exhibit III to this Proxy Statement. See "THE MERGER - Rights of Dissenting Stockholders."

BUSINESS OF UCG

         UCG is a publisher of over 70 print publications, online services and ancillary products and sponsors trade seminars and conferences for the energy/oil, healthcare, government, defense/military, telecommunications, technology, mortgage banking and computer industries. See "BUSINESS OF UCG."

BUSINESS OF THE COMPANY

         The Company is engaged in the business of providing information and customized news, market analysis and commentary to the petroleum and transportation markets through an electronic information network. See "BUSINESS OF THE COMPANY."

PRICE RANGE OF COMMON STOCK

         The Company's Common Stock is traded on NASDAQ Small Cap Market. (Symbol: CPCO). The bid price of the Common Stock has ranged from $.75 per share to $2.875 per share between February 1, 1994, and July 8, 1996. On June 20, 1996, the last trading day prior to the public announcement of the Merger, the high and low bid prices for the Common Stock as reported by NASDAQ were $3.00 per share and $2.50 per share, respectively. See "MARKET PRICES OF COMMON STOCK."


                               GENERAL INFORMATION


         At the Special Meeting, stockholders will be asked to consider and vote upon the approval of an Agreement and Plan of Merger, dated June 21, 1996 (the "Merger Agreement"), between the Company, United Communications Group Limited Partnership, a Maryland limited partnership ("UCG") and UCG Acquisition Corp., a Maryland corporation and a wholly-owned subsidiary of UCG ("UCG Acquisition"). A copy of the Merger Agreement is attached as Exhibit I to this Proxy Statement. Under the terms of the Merger Agreement, (i) the Company will be merged with and into UCG Acquisition Corp. (the "Merger"), (ii) each outstanding share of the Company's Common Stock, $.01 par value ("Common Stock"), other than shares as to which the holders have exercised their dissenter's rights in accordance with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, as amended, will be converted into the right to receive approximately $3.89 in cash, without interest.

         UCG has agreed to pay $12,000,000 (the "Merger Consideration") for all of the outstanding common stock of the Company, including shares issued to officers and employees of the Company upon conversion of their Incentive Stock Options to Common Stock immediately before the Closing. Since the number of shares to be issued upon such conversions could change due to employee departures before the closing, and the consequent cancellation or exercise of such options, it is not possible to determine the precise dollar amount payable per share of the Company's Common Stock outstanding. However, it is very unlikely that any variation would be more than two or three cents per share higher or lower than the estimated $3.89 per share.

         The Board of Directors has fixed the close of business on July 8, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. As of such date, there were 2,904,009 shares of Common Stock outstanding and entitled to vote, which were held of record by approximately 63 stockholders. Each share entitles the holder thereof to one vote, exercisable in person or by properly executed proxy, on each matter to be considered at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required for the approval of the Merger Agreement and the transactions contemplated thereby. The Common Stock does not have cumulative voting rights.

         All shares represented at the Special Meeting by proxies in the form accompanying this Proxy Statement which are received prior to or at the Special Meeting will be voted in accordance with the instructions thereon, provided the proxies are properly signed and dated. If no instructions are indicated thereon, the proxies will be voted FOR the approval of the Merger Agreement. A failure to vote on the Merger Agreement, in person or by proxy, will have the same effect as a negative vote.

         Abstentions and broker non-votes will have the effect of a vote against the proposal to approve the Merger Agreement. With respect to abstentions, the shares of Common Stock are considered present at the Special Meeting. They are not, however, affirmative votes for the matter and, therefore, they will have the same effect as votes against the matter. With respect to broker non-votes, the shares of Common Stock are not considered present at the meeting as to which the broker withheld authority. Consequently, broker non-votes are not counted.

         The Board of Directors knows of no other matters which are expected to come before the Special Meeting. If any other matters are presented at the Special Meeting, the persons named in the proxies will have discretion to vote thereon in accordance with their judgment.

         Execution of a proxy will not prevent a stockholder from attending the Special Meeting or from revoking his or her proxy and voting in person. Any stockholder giving a proxy may revoke it at any time before it is voted by giving the Secretary of the Company a written notice of revocation bearing a later date than the proxy, by submitting a properly executed, later-dated proxy or by voting in person at the Special Meeting. Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy. Any written notice revoking a proxy should be sent to Computer Petroleum Corporation, World Trade Center, 30 East Seventh Street, Suite 510, St. Paul, Minnesota 55101,
Attention: Secretary.

         The cost of solicitation of proxies pursuant to this Proxy Statement will be borne by the Company. In addition to solicitation by use of the mails, proxies may also be solicited by certain directors, officers and employees of the Company in person or by telephone or telegram. Such persons will receive no additional compensation for such services. The Company will reimburse brokerage firms, banks and certain other institutions holding stock in their names or those of their nominees on behalf of other persons for reasonable out-of-pocket expenses in forwarding proxies and proxy material to such persons.


                                   THE MERGER

BACKGROUND OF THE MERGER

         From time to time over the last several years, various persons have contacted management of the Company regarding the possibility of acquiring or merging with the Company. None of these inquiries resulted in a definitive agreement. However, for a number of reasons management came to believe that an acquisition of the Company could be in the best interests of the Company's stockholders. Prior to being approached in February, 1996 concerning a possible acquisition of the Company, management believed that the Company's Common Stock was undervalued in the public market. In addition, because the average daily trading volume for the Common Stock was low historically, stockholders could not sell a significant number of shares without adversely affecting the price. In the opinion of management, this caused a serious lack of liquidity for the stockholders. For additional reasons why the Company entered into the Merger Agreement, see "Recommendations of the Board of Directors."

         In March, 1996 Greene Holcomb & Lannin LLC ("GH&L"), investment bankers, was retained by the Company to assist the Board of Directors in evaluating options for maximizing the value of the Company for stockholders, including the possible sale of the Company. The Company issued a press release describing this step. In exploring the sale alternative, GH&L reviewed over 100 potential purchasers of the Company and, with the assistance of the Board of Directors, selected 25 from that list to be contacted. Seventeen of that number executed confidentiality agreements and were provided a memorandum describing the Company. Prospective purchasers were asked to submit initial indications of interest by April 17, 1996. Eight responded that they had an interest in acquiring the Company. Four firms conducted due diligence visits to the Company in May, 1996. At a special meeting of the Company's directors on May 31, the discussions with interested acquirors were reviewed and evaluated. Consideration was given to selling certain divisions, especially the software services division, separately. Tax and securities law issues relating to the structuring of the transaction, including the value of the Company's net operating loss carry-forward, were reviewed by the Board of Directors and legal counsel. At this time a Special Committee of the Board, comprised of non-management directors, was appointed with authority to handle all matters relating to a possible sale of the Company. Two firms presented written offers to acquire the Company on June 4, 1996 and an oral indication of intent was submitted by a third firm. Two other firms submitted offers to acquire the Company's software services division, Payne & Associates. One of these firms intended to employ certain members of the Company's management in operation of this division.

         On June 13, 1996 the Special Committee of the Board met with its legal counsel and representatives of GH&L to review the bidding process and evaluate pending offers, two of which had been revised significantly upwards. The Special Committee concluded that the best approach would be to sell the entire Company to one purchaser, and that the $12 million cash offer from UCG, which the Committee believed had the financial capability and strategic motivation to complete the transaction, was higher than any other offer received and therefore was superior to the other offer from a financial point of view for the Company's stockholders. The Committee also concluded that, in light of the process that has been followed, it was highly unlikely that any other bidder would now make a superior offer. The Special Committee determined that UCG would be allowed one week to complete its due diligence investigation and negotiate a definitive agreement.

         On June 20, 1996 the Special Committee met again with its legal counsel and GH&L to review the draft of the Merger Agreement in detail. GH&L presented its opinion that the proposed transaction was fair to the Company's stockholders. The Committee approved the fairness opinion and the draft of the Merger Agreement, subject to negotiation of certain matters. On June 21, 1996 the Committee approved the final draft of the Merger Agreement, which was then signed by all parties. Later that afternoon, the Company made a public announcement of its intent to merge into UCG Acquisition.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors of the Company has unanimously approved the Merger Agreement and believes that the Merger is in the best interests of the stockholders of the Company. The Board of Directors unanimously recommends to the stockholders that they vote FOR approval of the Merger Agreement. The Board of Directors believes that the Company's stockholders will benefit from the Merger.

         In reaching these conclusions, the Board of Directors considered many factors including, but not limited to, the following:

                  1. The terms of the Merger Agreement, including the approximately $3.89 in cash to be paid to the Company's stockholders for each share of the Company's Common Stock.

                  2. The opinion of Greene Holcomb & Lannin LLC that the approximately $3.89 per share in cash to be paid to the stockholders is fair to the stockholders from a financial point of view.

                  3. The ability of UCG to consummate the Merger promptly and the availability of sufficient financing to do so.

                  4. The expressions of interest to acquire the Company made by other companies, all of which the Board believes were inferior to UCG's offer.

                  5. The historical and recent market prices of the Common Stock and the relative lack of liquidity for the Company's stockholders. The Common Stock has traded within a fairly narrow range over the past several years, at a price significantly lower than that being offered by UCG, and the trading volume has been low, resulting in limited liquidity for shareholders.

                  6. The operating results of the Company over the past several years.

OPINION OF INVESTMENT BANKER

         At the June 20, 1996 meeting of the Company's Special Committee of the Board of Directors, Greene Holcomb & Lannin LLC ("GH&L") delivered its opinion in writing to the effect that, as of such date, the transaction contemplated by the Merger Agreement is fair to the Company's shareholders, from a financial point of view. See Exhibit II.

         GH&L is an investment banking firm with special expertise in mergers and acquisitions and, among other things, valuing businesses and their securities. The Board selected GH&L because of its principals' experience and expertise in performing valuation analyses. GH&L received a non-contingent fee of $30,000, plus reimbursement of out-of-pocket expenses, in connection with its fairness opinion analysis. GH&L does not beneficially own any interest in the Company.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies followed by GH&L. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by GH&L. GH&L believes, and so advised the Board, that its analyses must be considered as a whole, and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinion.

         In connection with its opinion, GH&L has reviewed, among other things,
(i) the Company's annual reports to shareholders and Form 10-KSB for the three fiscal years ended January 31, 1994, 1995 and 1996, and the 10-QSB for the quarterly period ended April 30, 1996; and (ii) the Company's internal projections for fiscal 1997-2000. In addition, GH&L has interviewed certain of the directors, senior management and shareholders of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and has inspected the Company's headquarters in St. Paul, Minnesota and its facility in Peoria, IL. GH&L has also reviewed the reported prices and trading activity of the Company's common stock, compared certain financial and stock market information for the Company with that of certain other similar companies with publicly-traded securities, reviewed certain recent business combinations it deemed relevant, reviewed a summary of discussions with other parties potentially interested in acquiring the Company, reviewed a draft of the Merger Agreement, and performed such other studies and analyses as it considered appropriate.

         As a basis for its fairness analysis, GH&L applied the following valuation methodologies in determining appropriate value for the Company.

         Selected Comparable Public Company Analysis. GH&L reviewed selected financial, operating and stock market information for the Company in comparison with corresponding information of selected comparable public companies. The selected comparable public companies in the computer information services industry were: American Business Information, Inc., Avert, Inc., Compuflight, Inc., Data Transmission Network Corporation, Desktop Data, Inc., Euroamerican Group, Inc., Individual, Inc., Information Resources, Inc., PC Quote, Inc., Quick Response Services, Seitel, Inc., and Telescan, Inc. (collectively referred to as the "Comparative Public Companies"). The purpose of these analyses was to ascertain how the Company compared to its respective peers in relation to certain financial indicators. The multiples and ratios for each of the selected companies were based on the most recent publicly available information and selected analyst's earnings estimates, adjusted to correlate with the Company's respective fiscal year ending dates.

         Premium Analysis. GH&L reviewed 14 transactions announced and completed between June 1, 1995 and June 18, 1996 within industries similar to the Company's. The purpose of this review was to compare the premium to be paid by UCG over the Company's last trade price of $2.63 on June 14, five trading days prior to the announcement of the offer (48.7%) with the average premium paid for computer software, supplies and service companies during 1995 (43.3%).

         Discounted Cash Flow Analysis. GH&L also performed a discounted cash flow (DCF) analysis, relying on certain information, including financial projections, provided by the Company to estimate the present value of a stream of projected free cash flows, and including a terminal value that estimates ongoing value of the Company. Discount rates utilized ranged from 17.5% to 22.5% and terminal value multiples ranged from 8X to 12X.

         Historical Stock Trading Analysis. GH&L reviewed the trading prices and volumes for the Company's common stock.

         Comparable Transaction Analysis. GH&L performed analyses of certain recent transactions in the information retrieval services and other related industries including but not limited to, transactions involving Information Services, Disclosure, Inc., Datis Corp., DATEQ Information Network, Occupational Health Services, AdvaCare, Inc., IBAX Healthcare Systems, Inc. and BRS Software Products. With respect to each transaction, GH&L compared the final purchase price with the trading price of the target company's common stock over varying time periods prior to announcement of the transaction. GH&L also reviewed certain transaction multiples determined based upon the ratio of total purchase price over representative levels of sales, earnings and cash flow, and book value.

         These analyses were prepared solely for the purposes of GH&L providing its opinion and are not appraisals or representations of prices at which businesses or securities may actually be sold. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be more or less favorable than suggested by such analyses. These analyses are based upon numerous factors and events that are beyond the control of the parties and their respective advisors. Hence, none of the Company, GH&L, or any other person, assumes responsibility if future results are materially different from those forecast.

         GH&L has not independently verified the accuracy and completeness of the information supplied to it with respect to the Company and does not assume any responsibility with respect to it. GH&L has not made any independent appraisal of any of the properties or assets of the Company. GH&L's opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by it at the date of its opinion.

AGREEMENT AND PLAN OF MERGER

         General. The Merger Agreement provides that, subject to the approval of the Merger Agreement by the stockholders of the Company and the satisfaction or waiver of certain other conditions, the Company will be merged with and into UCG Acquisition. and the separate existence of the Company will cease. At the effective time of the Merger, each share of Common Stock then issued and outstanding (other than shares held by stockholders exercising their dissenter's rights) will, by virtue of the Merger and without any action on the part of the holders of such shares, be converted into the right to receive approximately $3.89 in cash, without interest. Stockholders who do not vote in favor of the Merger Agreement and who otherwise comply with the provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act have the right to seek a judicial determination of the fair value of their shares of Common Stock and to be paid such amount. See "Rights of Dissenting Stockholders." After the Merger, holders of Common Stock will possess no interest in or rights as stockholders of the Company; their only right in respect of their shares of Common Stock will be to receive payment as described above. The Merger will be treated as a purchase for accounting purposes.

         All references to and summaries of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the text of the Merger Agreement, which is attached as Exhibit I to this Proxy Statement.

         Effective Time. The effective time of the Merger will occur at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Minnesota and the Secretary of State of the State of Maryland or such later date as may be set forth in the Certificate of Merger, all in accordance with the Minnesota Business Corporation Act and the Maryland Business Corporation Act, as amended (the "Effective Time"). The required filings are expected to be made as soon as practicable after the approval of the Merger Agreement by the Company's stockholders at the Special Meeting and the satisfaction or waiver of all other conditions to the consummation of the Merger. See "Conditions to the Merger."

         Payment for Shares. The Merger Agreement provides that Norwest Bank Minnesota, N.A. shall serve as UCG's agent (the "Exchange Agent"), for the purpose of exchanging the certificates formerly representing shares of Common Stock for the approximately $3.89 to be paid for each of such shares in the Merger.

         As soon as practicable after the Effective Time, the Exchange Agent will send a Letter of Transmittal to each holder of a certificate or certificates theretofore evidencing Common Stock of record as of the Effective Time, other than certificates representing dissenting shares, advising such holder of the effectiveness of the Merger and the procedure for sending the Exchange Agent such certificates in exchange for the cash to be received therefor as a result of the Merger.

         Upon surrender to the Exchange Agent of such certificates, together with a properly completed Letter of Transmittal and other documents as may be reasonably requested by the Exchange Agent, such holders will be entitled to receive a check representing approximately $3.89 multiplied by the number of shares of Common Stock represented by such surrendered certificates. Until so surrendered, after the Effective Time each certificate shall be deemed to represent for all purposes only the right to receive such cash, and no other right, with regard to the Company, UCG or UCG Acquisition. After the Effective Time, there shall be no further registration of transfers of shares of Common Stock. If payment for shares of Common Stock surrendered is to be paid to a person other than the registered holder of such shares, the certificate so surrendered must be properly endorsed or otherwise in proper form for transfer.

         Any portion of the Merger consideration remaining with the Exchange Agent six months after the Effective Time will be turned over to UCG Acquisition, after which time stockholders will be entitled to look, subject to applicable escheat and other similar laws, only to UCG Acquisition for payment for their shares of Common Stock.

         STOCKHOLDERS SHOULD NOT SURRENDER THEIR COMMON STOCK CERTIFICATES BEFORE RECEIVING TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT AND, ACCORDINGLY, SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

         Conditions to the Merger. Under the Merger Agreement, the obligations of both the Company and UCG and UCG Acquisition are subject to the satisfaction, at or before the Effective Time, of certain conditions or the waiver thereof. If any condition required to be satisfied by a party is not satisfied by such party, and is not waived by the other party, the Merger will not be consummated. Among such conditions are that, at or prior to the Effective Time, (i) the stockholders of the Company shall have duly approved the Merger Agreement; (ii) no final, nonappealable injunction or other order by any governmental entity which prevents the consummation of the Merger shall have been issued and remains in effect, and (iii) all necessary consents, authorizations and approvals shall have been obtained. Consummation of the Merger is not subject to the receipt of any state or federal approvals or authorizations.

         The obligation of UCG and UCG Acquisition to consummate the Merger is further subject to a number of additional conditions, any of which may be waived in whole or in part to the extent permitted by applicable law. These additional conditions are that, at or prior to the Effective Time, (i) all representations and warranties of the Company contained in the Merger Agreement shall continue to be true and correct; (ii) the Company shall have performed or complied with those actions, undertakings, covenants or agreements set forth in the Merger Agreement; (iii) shares held by stockholders exercising their right to dissent shall aggregate no more than 10 percent of the outstanding Common Stock; and
(iv) there shall have been no material adverse change in the business or financial condition of the Company.

         The obligation of the Company to complete the Merger is also subject to a number of additional conditions, any of which may be waived in whole or in part to the extent permitted by applicable law. These additional conditions are that, at or prior to the Effective Time, (i) all representations and warranties of UCG and UCG Acquisition contained in the Merger Agreement shall continue to be true and correct; (ii) UCG and UCG Acquisition shall have performed or complied with those actions, undertakings, covenants or agreements set forth in the Merger Agreement; and (iii) the Merger Consideration shall have been deposited with the Exchange Agent in accordance with the Merger Agreement.

         The representations and warranties made by both the Company and UCG and UCG Acquisition in the Merger Agreement include various representations and warranties typically found in such agreements. See Articles 2 and 3 of the Merger Agreement attached hereto as Exhibit I.

         Certain Covenants. With respect to the conduct of the Company's business prior to the Effective Time, the Company has agreed that it will not, among other things, (i) make any change in its Articles of Incorporation or Bylaws; (ii) issue or sell any shares of its capital stock, issue any other securities except upon conversion of the Company's outstanding Preferred Stock and conversion of options outstanding under the Company's Employee Incentive Stock Option Plans to Common Stock of the Company, or make any other changes in its capital structure; (iii) declare, pay or make any dividend with respect to, or purchase or redeem, any of the Common Stock; or (iv) enter into, amend, modify or terminate any material agreement, commitment or transaction other than in the ordinary course of business.

         The Company has also agreed that it will not directly or indirectly solicit, initiate, or participate in any discussions or proposals from any person other than UCG or any affiliate or associate of UCG relating to any merger with the Company or acquisition or purchase of all or a material amount of the Company's assets or capital stock, except that the Company and the Board of Directors can passively receive proposals from third parties and can provide information to, or participate in discussions or negotiations with, any party that has actually made a proposal and which the Board believes, in good faith, would be capable of effecting an acquisition of the Company on terms that are superior, from a financial point of view, to the transaction contemplated by the Merger Agreement. The Company has also agreed to notify UCG promptly of any such proposal or offer after it is made.

         Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after its approval by the stockholders of the Company, (i) by the mutual written consent of the Company and UCG, (ii) by either the Company or UCG if the stockholders of the Company have not approved the Merger Agreement by August 31, 1996, (iii) by either the Company or UCG if the Merger has not been consummated by September 30, 1996, provided that such termination may not be effected by a party whose failure to fulfill any of its obligations under the Merger Agreement was the reason for such non-consummation, or (iv) by either the Company or UCG in the event of a material misrepresentation, material breach of warranty or breach of a material obligation by the other party. The Merger Agreement also provides that UCG may terminate the agreement if the Company's Board of Directors withdraws or modifies its recommendation of the Merger to the Company's stockholders. The Merger Agreement provides that the Company may terminate the agreement if a third party makes a bone fide tender offer or merger offer which the Company's Board of Directors determine offers a material economic improvement to the Company's stockholders when compared to the transaction contemplated by the Merger Agreement.

         In the event of termination of the Merger Agreement, neither party will have any liability to the other unless the termination results from a party's material breach of any representation, warranty covenant or obligation. In addition, in the event the Merger Agreement is terminated by the Company by reason of a breach by UCG, within two days after written demand UCG will pay the Company $3,000,000 in liquidated damages. In the event the Company's Board of Directors fail to recommend approval of the Merger Agreement to the Company's stockholders, or withdraws or modifies such recommendation, or if the members of the Board of Directors fail to vote shares owned by them in favor of the Merger Agreement, or if the Merger Agreement is terminated by reason of acceptance of a tender offer or merger offer described in the preceding paragraph, within two days after written demand the Company will pay UCG $1,000,000.

         Amendments to the Merger Agreement. The Merger Agreement may be amended, modified or supplemented at any time before the Effective Time by written agreement of the Company, UCG and UCG Acquisition. After approval of the Merger by the Company's stockholders, no amendment to the Merger Agreement which reduces the amount payable to the stockholders can be made without their approval.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         As of July 8, 1996, directors and executive officers of the Company beneficially owned, in the aggregate, 863,940 shares (29.7 percent) of the Company's outstanding Common Stock. Such directors and executive officers will receive an aggregate of approximately $3,360,727 for their shares of Common Stock upon consummation of the Merger, and are expected to vote for the Merger. Some of these executive officers and other employees of the Company may enter into new employment agreements with UCG Acquisition, but no such agreements have been entered into as of the date hereof.

         It is the Company's understanding that UCG has entered into an agreement with XATA Corporation for the sale of the assets of the Company's software services division (Payne & Associates) following Closing of the Merger Agreement. As part of this arrangement, the Company also understands that William G. Leonard, President and Chief Executive Officer of the Company, and Gary C. Thomas, Vice President and Chief Financial Officer of the Company, have entered into agreements to be employed by XATA Corporation in the event the Merger and that sale of assets are consummated.

FINANCING OF THE MERGER

         The total funds required to pay the Merger Consideration of approximately $3.89 per share for each outstanding share of Common Stock will be $12,000,000. UCG intends to finance this amount, and any amount necessary to pay transaction costs, with existing funds or, in whole or in part, with borrowed funds. Consummation of the Merger is not contingent upon UCG's ability to obtain borrowed funds.

FEDERAL INCOME TAX CONSEQUENCES

         The following is a general description of the federal income tax consequences of the Merger. However, it does not take into account the facts and circumstances of any particular stockholder of the Company. Each stockholder should consult his or her adviser about the specific tax consequences to him or her of the Merger, including the application and effect of state, local, foreign, and other tax laws.

         Except for shares acquired upon the exercise of stock options immediately prior to the Merger, stockholders will recognize gain or loss for federal income tax purposes measured by the difference between the tax basis of their shares and the cash received therefor. Such gain or loss will be treated as a capital gain or loss if the Company shares exchanged for cash are held as capital assets on the Effective Date. The receipt of cash pursuant to the exercise of dissenter's rights with respect to the Merger will be a taxable transaction to stockholders receiving such cash, and a dissenting stockholder will recognize gain or loss measured by the difference between the cash so received and such stockholder's tax basis in the Company shares exchanged therefor. Such gain or loss will be treated as a capital gain or loss if such shares are held as capital assets on the Effective Date.

         With respect to shares acquired upon exercise of stock options immediately prior to the Merger, stockholders will recognize income for federal tax purposes measured by the difference between their exercise price for the options and the cash received therefor. Such income will be treated as additional income to such stockholders taxable as ordinary income. Such income may be subject to federal income tax withholding.

         Under the backup withholding rules contained in the Internal Revenue Code, the Exchange Agent may be required to withhold 31 percent of the gross amount of any payments to certain stockholders. In order to avoid such backup withholding, each stockholder (other than corporations and other persons exempt from such backup withholding) should provide the Exchange Agent with a Form W-9 with such stockholder's taxpayer identification number (i.e., social security number or employer identification number) in accordance with instructions to be included in the Letter of Transmittal.

         THE FEDERAL INCOME TAX DISCUSSION IN THIS PROXY STATEMENT IS BASED UPON CURRENT LAW AND IS INTENDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISER CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, AND OTHER TAX LAWS.

RIGHTS OF DISSENTING STOCKHOLDERS

         Pursuant to Sections 302A.471 and 302A.473 (the "Sections") of the Minnesota Business Corporation Act, holders of the Company's Common Stock are entitled to exercise dissenter's rights in connection with the Merger and obtain payment of the "fair value" of their Common Stock, provided that such stockholders comply with the requirements of the Sections. The following is a summary of the statutory procedures to be followed by holders of Common Stock electing to exercise their dissenter's rights in order to perfect such rights under the Sections and is qualified in its entirety by reference to the Sections, the full text of which is attached to this Proxy Statement as Exhibit
III. The Sections should be reviewed carefully by stockholders who wish to assert their dissenter's rights or who wish to preserve the right to do so, since failure to comply with those procedures will result in the loss of such dissenter's rights.

         Holders of the Company's Common Stock who elect to exercise dissenter's rights must satisfy each of the following conditions: (i) such holders must file with the Company before the taking of the vote with respect to the Merger written notice of their intention to demand payment of the fair value of their shares of Common Stock (this written notice must be in addition to and separate from any proxy or vote against the Merger; neither voting against nor a failure to vote for the Merger will constitute such a notice within the meaning of the Sections), and (ii) such holders must not vote in favor of the Merger (a failure to vote will satisfy this requirement, but a vote in favor of the Merger, by proxy or in person, will constitute a waiver of such holder's dissenter's rights and will nullify any previously filed written notice of intent to demand payment). The Company will consider a signed proxy that is returned by a stockholder without indicating a direction as to how it should be voted as constituting such a waiver and a vote for the Merger. If the Merger is consummated, stockholders who fail to comply with either of these conditions will be entitled to receive approximately $3.89 per share in cash as provided in the Merger Agreement, but will have no dissenter's rights with respect to their shares.

         All written notices should be addressed to: Computer Petroleum Corporation, World Trade Center, 30 East Seventh Street, Suite 510, St. Paul, Minnesota, Attention: Secretary, should be filed before the taking of the vote on the Merger at the Special Meeting and should be executed by, or with the consent of, the holder of record. The notice must reasonably inform the Company of the identity of the stockholder and the intention of such stockholder to demand dissenter's rights. In the notice the stockholder's name should be stated as it appears on the stock certificates. A notice may be given by a beneficial owner of shares only if a written consent of the stockholder of record is submitted to the Company at the time of or prior to the assertion of the dissenter's rights.

         After a vote approving the Merger, the Company will give written notice to each stockholder who has filed a written notice of intent to exercise dissenter's rights and who did not vote in favor of the Merger setting forth the address to which a demand for payment and stock certificates must be sent by such stockholder in order to obtain payment, and the date by which they must be received. This notice shall also include a form for demanding payment to be completed by the stockholder and a request for certification of the date on which the stockholder (or the person on whose behalf the stockholder is asserting dissenter's rights) acquired beneficial ownership of the shares of Common Stock. Stockholders who fail to demand payment or deposit their stock certificates as required by the notice within 30 days after the notice is given will irrevocably forfeit their dissenter's rights and will be bound by the terms of the Merger.

         If a demand for payment and deposit of stock certificates is duly made by a stockholder who was a beneficial owner on or before June 21, 1996, the date of the first public announcement of the Merger (the "Public Announcement Date"), then upon the Effective Date or the receipt of the demand, whichever is later, the Company will pay the stockholder an amount which the Company estimates to be the fair value of the shares of Common Stock, with interest, if any. For the purpose of a stockholder's dissenter's rights under the Sections, "fair value" means the value of the shares of Common Stock immediately before the Effective Date and "interest" means interest commencing five days after the Effective Date until the date of payment at the rate provided in the Sections.

         The Company may withhold its remittance with respect to shares of Common Stock for which the stockholder demanding payment was not the beneficial owner on the Public Announcement Date. Following the Effective Date, the Company shall mail to each such stockholder which has validly demanded payment its estimate of the fair value of such stockholder's shares of Common Stock and offer to pay this amount, with interest, if any, to the stockholder upon receipt of such stockholder's agreement to accept this amount in full satisfaction. If such stockholder believes that the Company's offer is for less than the fair value of the shares of Common Stock, with interest, if any, such stockholder must give written notice to the Company of his or her own estimate of the fair value of the shares of Common Stock, with interest, if any, and demand payment of this amount. This demand must be mailed to the Company within 30 days after the mailing of the Company's offer. If the stockholder fails to make this demand within the 30-day time period, such stockholder shall be entitled only to the amount offered by the Company.

         If the Company and the stockholder (including both a stockholder who purchased shares of Common Stock prior to the Public Announcement Date and a stockholder who purchased shares of Common Stock after the Public Announcement Date who have complied with their respective demand requirements) cannot settle the stockholder's demand within 60 days after the Company receives the stockholder's estimate of the fair value of his or her shares of Common Stock, then the Company shall file an action in a court of competent jurisdiction in Ramsey County, Minnesota, requesting that the court determine the fair value of Common Stock, with interest, if any. All stockholders whose demands are not settled within the applicable 60-day settlement period shall be made parties to this proceeding.

         After notice to the stockholder, the court shall institute proceedings to determine the fair value of the shares of Common Stock. The court may appoint one or more persons as appraisers to receive evidence and make recommendations to the court. The court shall determine the fair value of the shares of Common Stock, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use. The fair value of the shares of Common Stock as determined by the court is binding on all stockholders. If the court determines that the fair value of the shares of Common Stock is in excess of the amount, if any, which the Company has remitted to the dissenting stockholders, then the court will enter a judgment in favor of the dissenting stockholders in an amount equal to such excess, plus interest.

         Costs of the court proceeding shall be determined by the court and assessed against the Company except that part or all of these costs may be assessed against stockholders whose action in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith.

         If the court finds that the Company did not substantially comply with the Sections, the court may assess the fees and expenses, if any, of attorneys or experts against the Company. Such fees and expenses may also be assessed against any party if the court finds that such party has acted arbitrarily, vexatiously or not in good faith.


           BUSINESS OF UNITED COMMUNICATIONS GROUP LIMITED PARTNERSHIP

         United Communications Group Limited Partnership (UCG) is a Maryland limited partnership with 225 employees, headquartered in Rockville, Maryland. UCG has additional offices in Lakewood, New Jersey, and Needham, Massachusetts. UCG is an information provider to the energy, telecommunications, healthcare, mortgage banking, government contracting and defense, and computer industries. UCG publishes over 70 print products, including over 50 newsletters, provides online information and other database products, and holds over 100 conferences and training seminars annually. UCG's customers number in the hundreds of thousands worldwide, including many Fortune 500 companies. UCG has won more awards given by the Newsletter Publishers Association for editorial/content excellence than any other company.

         Founded in 1977, UCG has made over 20 acquisitions in its 19 year history. These acquisitions have included the Center for Communications Management Information from McGraw-Hill in 1990, the ECHO Network from Bell Canada in 1991, and the National Information Data Center from NRP in 1993. The executive offices of UCG are located at 11300 Rockville Pike, Suite 1100, Rockville, Maryland 20852-3030, and its telephone number is (301) 816-8950.


                             BUSINESS OF THE COMPANY

         Computer Petroleum Corporation is in the business of providing information and customized news, market analysis and commentary to the petroleum and transportation markets through an electronic information network. The Company gathers, stores, customizes and redistributes petroleum market information to meet particular customer needs, primarily in segments of the petroleum industry. Over 3,600 customers are served, including many of the world's largest oil companies such as Shell, Exxon, Texaco and British Petroleum. Other customers include the United States government, the American Automobile Association, and many petroleum distributors and customers.

         The Company was incorporated in 1979 as a regional petroleum price information business and has since expanded to become a national provider of retail and wholesale price information, cash-market prices, futures market news, market trends and projections, truckstop prices, on-line historical data, customized software and custom-programmed pricing studies. The Company does not trade in energy products.


                          MARKET PRICES OF COMMON STOCK

         Since May 21, 1991, the Company's Common Stock has been traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) system under the symbol CPCO. The following table displays the high and low bid prices as reported by NASDAQ for the fiscal quarters during fiscal years ended January 31, 1997, 1996 and 1995. NASDAQ quotations are interdealer prices without adjustment for retail mark-up, markdown or commissions, and may not necessarily represent actual transactions.


                                               Fiscal 1997             Fiscal 1996              Fiscal 1995
                                           High          Low        High         Low        High           Low

First Quarter......................        2 1/4          1           2         1 1/4       1 3/4          3/4
Second Quarter  ...................                                 1 3/4         1         1 1/2           1
     (through July 8, 1996) .......        3 5/8        1 1/2
Third Quarter......................          -            -           2           1         1 1/2           1
Fourth Quarter.....................          -            -         1 3/4       1 1/4         2             1


         On June 20, 1996, the date preceding the day the Merger Agreement was publicly announced, the high and low bid prices of the Company's Common Stock as reported by NASDAQ were $3.00 per share and $2.50 per share, respectively.

         STOCKHOLDERS. As of July 8, 1996, there were approximately 63 record holders of the Company's Common Stock and an estimated 500 beneficial owners whose shares were held by nominees or broker dealers.

         DIVIDENDS. The holders of Common Stock and preferred stock are entitled to receive dividends when and as declared by the Board of Directors. Since its incorporation, the Company has not paid any dividends on its Common Stock. Holders of preferred stock are entitled to dividends of $.10 per share per annum, payable semi-annually on March 15 and September 15. A $.05 per share dividend was paid to holders of preferred stock on March 15, 1996. No Common Stock dividend payments are contemplated in the foreseeable future.


                             SELECTED FINANCIAL DATA

         The following selected financial data for the five years ended January 31, 1996 have been derived from the Company's Annual Report to Stockholders for the year ended January 31, 1996, a copy of which accompanies this Proxy Statement. The following selected financial data for the three-month periods ended April 30, 1995 and 1996 have been derived from the Company's Quarterly Report on Form 10-QSB for the quarter ended April 30, 1996, a copy of which accompanies this Proxy Statement:

                                                              YEARS ENDED JANUARY 31

                                         1996              1995            1994            1993             1992
                                         ----              ----            ----            ----             ----

Revenues                           $4,409,308        $3,927,786      $3,064,772      $2,761,824       $2,897,270
Net Income (Loss)                       7,100               937       (558,399)       (621,538)           47,847
Net Income (Loss)
 Per Common Share                    --------          --------           (.20)           (.21)              .02
Total Assets                        2,728,316         2,303,872       2,050,685       2,768,664        2,726,316
Long-Term Debt                        326,565           345,539         241,960         291,744            5,751
Stockholders' Equity                1,536,077         1,444,227       1,443,290       2,031,689        2,553,227
Book Value
 Per Common Share                        .529              .497            .497            .702             .906


                                                               THREE MONTHS ENDED APRIL 30

                                                           1996                            1995
                                                           ----                            ----

Revenues                                             $1,272,521                      $1,060,888
Net Income                                              100,914                          10,573
Net Income
 Per Common Share                                          0.03                            0.00
Total Assets                                          2,741,185                       2,270,898
Long-term Debt                                          312,930                         311,085
Stockholders' Equity                                  2,741,185                       1,454,800
Book Value
 Per Common Share                                          .562                            .501





                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth the number of shares of Common Stock of the Company beneficially owned as of July 8, 1996 by each person known to the Company to be the beneficial owner of five percent or more of the Company's Common Stock, by each director and executive officer, and by all directors and executive officers as a group, and the percentage of outstanding shares so owned at that time:

         NAME AND ADDRESS              UNT OF NATURE OF        PERCENT
         OF BENEFICIAL OWNER           EFICIAL OWNERSHIP       OF CLASS

         Charles G. Schiefelbein              604,800             20.8
         2920 Norwest Center
         90 South Seventh Street
         Minneapolis, MN 55402

         Cherry Tree Ventures II(1)           485,315             16.7
         1400 Northland Plaza
         3800 West 80th Street
         Minneapolis, MN 55431

         Ronald A. Brandow                    339,972             11.7
         10681 Haddington
         Houston, TX 77043

         Winton Family Partnerships(2)        310,001             10.7
         1910 IDS Center
         80 South Eighth Street
         Minneapolis, MN 55402

         Parship River Company                224,199              7.7
         c/o Winton Partners
         4422 IDS Center
         80 South Eighth Street
         Minneapolis, MN 55402

         Bruce C. Huber(3)                     48,590              1.7
         Anton J. Christianson(4)              30,887              1.1
         Charles M. Osborne                     1,000                *
         William G. Leonard(5)                156,800              5.4
         All directors and officers as
         a group (7 persons)(5)               863,940             29.7

- --------------------
*Less than one percent.



(1) Anton J. Christianson, a director of the Company, is one of two Managing General Partners of Cherry Tree Ventures II.

(2)      Includes 156,918, 116,326, 27,678, 5,030 and 4,049 shares, respectively, owned by Reynolds Creek Limited Partnership, Sutter Creek Limited Partnership, Table River Limited Partnership, Kerry Lake Company and Winton Associates, all of which have the same general partner.

(3) Excludes shares of Piper Jaffray Companies, Inc. and related entity Piper, Jaffray & Hopwood investors. Mr. Huber is a Managing Director of Piper Jaffray Companies, Inc.

(4) Excludes shares of Cherry Tree Ventures II, of which Mr. Christianson is one of two Managing General Partners.

(5) Includes shares deemed beneficially owned by virtue of the right to acquire them within 60 days pursuant to exercise of options granted under the Company's Incentive Stock Option Plan as follows: Mr. Leonard
         - 112,250 shares; all directors and officers as a group - 127,500 shares.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         The accounting firm of McGladrey and Pullen, LLP has been retained by the Company since 1994 to examine the Company's accounts, and to perform other appropriate accounting services. Representatives of the firm are not expected to attend the Special Meeting.


                                  OTHER MATTERS

         As of the date of this statement, management of the Company has no knowledge of any other business which will be presented for consideration at the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their best judgment.


                  STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

         It is not now anticipated that there will be an annual meeting in 1996. However, if the Merger is not consummated, an annual meeting will be held later in 1996, and stockholder proposals will be submitted if received within a reasonable period of time before the meeting.


                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference:

         (a) The Company's Annual Report on Form 10-KSB for the year ended January 31, 1996;

         (b) The sections in the Company's Annual Report to the stockholders for the year ended January 31, 1996 entitled Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, and Common Stock Information; and

         (c) The Company's Quarterly Report on Form 10-QSB for the quarter ended April 30, 1996; and

         (d) All other reports filed by the Company pursuant to Section 13 or 15 of the Securities Exchange Act of 1934 since January 31, 1996.

         The Company will provide without charge to each stockholder, upon written or oral request and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the documents referred to above which have been incorporated in this Proxy Statement by reference, other than exhibits to such documents which are not specifically incorporated by reference into the information that this Proxy Statement incorporates. Requests for such copies should be directed to Mr. William G. Leonard, President and Chief Executive Officer, Computer Petroleum Corporation, World Trade Center, 30 East Seventh Street, Suite 510, St. Paul, Minnesota, telephone number (612) 225-9550.





                         COMPUTER PETROLEUM CORPORATION

                                      PROXY

                          SPECIAL STOCKHOLDERS' MEETING

                                 AUGUST 23, 1996



         The undersigned stockholder of Computer Petroleum Corporation hereby appoints Charles G. Schiefelbein and Anton J. Christianson, and each of them, his or her proxy, each with full power of substitution, to attend the Special Meeting of the stockholders of Computer Petroleum Corporation, to be held at the corporate offices of Computer Petroleum Corporation at World Trade Center, 30 East Seventh Street, Suite 510, St. Paul, Minnesota, on Friday, August 23, 1996, at 9:00 a.m., and at any and all adjournments thereof, and there to act for and to vote all stock of the corporation owned of record by the undersigned, in the manner specified below, upon the following matters.

         1. To consider and vote upon approval of an Agreement and Plan of Merger, dated June 21, 1996, among the Company, United Communications Group Limited Partnership, a Maryland limited partnership ("UCG") and UCG Acquisition Corp., a Maryland corporation and a wholly owned subsidiary of UCG, providing for the merger of the Company with and into UCG Acquisition Corp., pursuant to which each outstanding share of the Company's common stock (other than shares as to which the holders have exercised their dissenter's rights under Minnesota law) will be converted into the right to receive approximately $3.89 in cash, without interest.


              |_| FOR           |_| AGAINST           |_| ABSTAIN


         2. In their discretion on any other matter that may properly come before the meeting or any adjournment or adjournments thereof.


                      PLEASE FILL IN, SIGN ON REVERSE SIDE
                        AND MAIL IN THE ENCLOSED ENVELOPE


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND PLAN OF MERGER. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

         THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF THE MEETING AND OF THE PROXY STATEMENT.



         DATED THIS ____ DAY OF _________________, 1996.





                                                  ------------------------------


                                                  ------------------------------
                                                  (PLEASE SIGN EXACTLY AS YOUR
                                                  NAME APPEARS HEREON. IF SIGNED
                                                  FOR ESTATES, TRUSTS OR
                                                  CORPORATIONS, TITLE OR
                                                  CAPACITY SHOULD BE STATED. IF
                                                  SHARES HELD JOINTLY, EACH
                                                  HOLDER MUST SIGN.)